HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION REPORTS EARNINGS FOR
FOURTH QUARTER AND FISCAL YEAR 2020

MUSCATINE, Iowa (March 1, 2021) – HNI Corporation (NYSE: HNI) today announced sales for the full year ended January 2, 2021 of $1.955 billion and net income of $41.9 million. GAAP net income per diluted share was $0.98, compared to $2.54 in the prior year. Non-GAAP net income per diluted share was $1.79, compared to $2.59 in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this release.

Fourth quarter sales of $562.1 million were down 9 percent from year-ago levels, and fourth quarter net income was $22.6 million. GAAP net income per diluted share was $0.52, compared to $1.10 in the prior year. Non-GAAP net income per diluted share was $0.66, compared to $1.12 in the prior year.

Fourth Quarter Highlights
•Double-digit revenue and profit growth in Residential Building Products. Fourth quarter segment revenue increased 15.9 percent organically year-over-year, while operating profit was 11.4 percent higher than the year-ago period.
•Solid profitability in Workplace Furnishings. Fourth quarter segment operating profit exceeded $11 million, despite an 18.6 percent year-over-year top line contraction.
•Strong cash flow generation. Fourth quarter operating cash flow totaled $71 million, and full year operating cash flow was $214 million. Full year operating cash flow was only slightly below the $219 million generated in fiscal year 2019 despite year-over-year total revenue and non-GAAP operating profit declines of 13 percent and 30 percent, respectively.
•High quality balance sheet. Debt at the end of the fourth quarter totaled $175 million— unchanged from last quarter and prior-year levels. The Corporation’s gross leverage ratio remained low at 1.0x. Additionally, the Corporation ended the quarter with $116 million of cash, an increase of $7 million from the end of the third quarter and a $64 million increase from the end of fiscal year 2019. The quarter-ending balance sheet reflects the impacts of the acquisition of Design Public Group at the end of fiscal year 2020.

“Our members finished a challenging year by delivering another solid quarter. Our performance has enabled us to invest more aggressively to improve our competitive position. The acquisition of Design Public Group is a great example of these efforts, as it accelerates our initiatives around eCommerce while providing access to a broader customer group,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

Fourth Quarter - Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	January 2, 2021	December 28, 2019	Change
GAAP
Net Sales	$562.1	$616.1	(8.8%)
Gross Profit %	37.1%	38.0%	-90	bps
SG&A %	30.4%	27.4%	300	bps
Restructuring and Impairment Charges %	1.1%	0.2%	90	bps
Operating Income	$31.5	$63.8	(50.6%)
Operating Income %	5.6%	10.3%	-470	bps
Effective Tax Rate	24.2%	23.1%
Net Income %	4.0%	7.7%	-370	bps
EPS – diluted	$0.52	$1.10	(52.7%)

Non-GAAP
Gross Profit %	37.1%	38.0%	-90	bps
Operating Income	$39.5	$64.9	(39.2%)
Operating Income %	7.0%	10.5%	-350	bps
EPS – diluted	$0.66	$1.12	(41.1%)

Fourth Quarter Summary Comments
•Consolidated net sales decreased 8.8 percent from the prior-year quarter to $562.1 million. On an organic basis, sales decreased 9.2 percent. The impact of building products distributors acquired in 2020 increased sales $3.0 million compared to the prior-year quarter. A reconciliation of organic sales, a non-GAAP measure, follows the financial statements in this release.
•Gross profit margin decreased 90 basis points compared to the prior-year quarter. This decrease was primarily due to lower Workplace Furnishings volume and unfavorable mix, partially offset by improved net productivity and higher Residential Building Products volume.
•Selling and administrative expenses as a percent of sales increased 300 basis points compared to the prior-year quarter. This increase was primarily due to lower Workplace Furnishings volume and higher investments, partially offset by volume growth in Residential Building Products and freight & distribution productivity. Included in current year quarter SG&A was $1.8 million of one-time costs from exiting workplace furnishings showrooms, driven by conditions related to the COVID-19 pandemic.
•The Corporation recorded net charges of $6.2 million in the current year quarter related to the impairment of goodwill and other assets in the Workplace Furnishings segment. In the prior-year quarter, the Corporation recorded $1.2 million of restructuring costs in connection with structural realignments in the Workplace Furnishings segment.
•Non-GAAP net income per diluted share was $0.66 compared to $1.12 in the prior-year quarter.  The $0.46 decrease was primarily driven by lower Workplace Furnishings volume and unfavorable mix, partially offset by strong Residential Building Products volume and net productivity.

Full Year - Financial Performance
(Dollars in millions, except per share data)
	Twelve Months Ended
	January 2, 2021	December 28, 2019	Change
GAAP
Net Sales	$1,955.4	$2,246.9	(13.0%)
Gross Profit %	36.9%	37.1%	-20	bps
SG&A %	31.8%	30.3%	150	bps
Restructuring and Impairment Charges %	2.0%	0.1%	190	bps
Operating Income	$61.4	$151.3	(59.4%)
Operating Income %	3.1%	6.7%	-360	bps
Effective Tax Rate	22.9%	22.6%
Net Income %	2.1%	4.9%	-280	bps
EPS – diluted	$0.98	$2.54	(61.4%)

Non-GAAP
Gross Profit %	36.9%	37.1%	-20	bps
Operating Income	$107.0	$153.9	(30.5%)
Operating Income %	5.5%	6.8%	-130	bps
EPS – diluted	$1.79	$2.59	(30.9%)

Full Year Summary Comments
•Consolidated net sales decreased 13.0 percent from the prior year to $1.955 billion. On an organic basis, sales decreased 13.4 percent year-over-year. The impact of building products distributors acquired in 2020 increased sales $9.4 million compared to the prior year.
•Gross profit margin decreased 20 basis points compared to the prior year. This decrease was driven by lower Workplace Furnishings volume, partially offset by net productivity and higher Residential Building Products volume.
•Selling and administrative expenses as a percent of sales increased 150 basis points compared to the prior year. This increase was driven by lower Workplace Furnishings volume, partially offset by lower core SG&A and freight & distribution productivity. Included in current year SG&A was $6.8 million of one-time costs incurred as a result of the COVID-19 pandemic (of which $1.6 million was recorded as a corporate charge).
•The Corporation recorded net charges of $38.8 million related to impairments of goodwill, intangibles, and other assets in the Workplace Furnishings segment. In the prior year, the Corporation recorded $2.4 million of restructuring costs in connection with structural realignments in the Workplace Furnishings segment.
•Non-GAAP net income per diluted share was $1.79, compared to $2.59 in the prior year.  The $0.80 decrease was due to lower Workplace Furnishings volume, partially offset by improved net productivity, lower core SG&A, and higher Residential Building Products volume.

Fourth Quarter Balance Sheet and Cash Flow
•The Corporation’s cash balance at the end of the fourth quarter of 2020 totaled $116 million—representing a $7 million increase from third quarter-ending levels and a $64 million increase from the total reported at the end of the fourth quarter of 2019. The Corporation built cash during the fourth quarter while funding the acquisition of Design Public Group.
•Quarter-ending debt levels were $175 million—approximately equal to the prior quarter and prior year balances. The outstanding debt consisted of $100 million in private placement notes and $75 million drawn on the Corporation’s $450 million revolving credit facility. The gross leverage ratio was 1.0x at the end of the fourth quarter, which was up slightly from 0.9x last quarter but well below the Corporation’s debt covenant of 3.5x.
•Full-year cash flow from operations of $214 million was only modestly below the $219 million generated in 2019 despite challenging conditions throughout 2020.
•Capital expenditures in 2020 of $32.3 million were down 47 percent from the $60.8 million in 2019. The decrease reflects the Corporation’s adjustment to the pandemic-related conditions. Investment in capitalized software increased 57 percent on a year-over-year basis to $9.5 million, reflecting the Corporation’s emphasis on digital initiatives. Cash flow used for acquisitions totaled $58.3 million in 2020.

Fourth Quarter Orders
•Orders in the Workplace Furnishings segment excluding eCommerce declined 21 percent year-over-year in the fourth quarter. December year-over-year trends improved from those in October and November. Order rates in the business focused on small to mid-sized customers were better than those with contract customers.
•Orders in eCommerce increased 51 percent year-over-year in the fourth quarter. While sales growth continued to be impacted by supply constraints and tough year-ago comparables, year-over-year order growth trends (adjusted for the extra week) were consistently above 23 percent in each month of the quarter.
•Orders in the Residential Building Products segment increased 24 percent year-over-year in the fourth quarter. Order growth in the quarter was comparable in the new construction and repair/remodel markets, and total segment order growth strengthened in December.
•The Corporation estimates the extra week in the fourth quarter of 2020 added approximately five percentage points on a year-over-year basis to total order growth.

Workplace Furnishings – Financial Performance
(Dollars in millions)
	Three Months Ended				Twelve Months Ended
	January 2, 2021	December 28, 2019	Change		January 2, 2021	December 28, 2019	Change
GAAP
Net Sales	$365.9	$449.4	(18.6%)		$1,365.7	$1,697.2	(19.5%)
Operating Profit (Loss)	$3.6	$35.7	(89.8%)		($5.0)	$103.9	(104.8%)
Operating Profit (Loss) %	1.0%	7.9%	-690	bps	(0.4%)	6.1%	-650	bps

Non-GAAP
Operating Profit	$11.6	$36.9	(68.4%)		$39.1	$106.5	(63.3%)
Operating Profit %	3.2%	8.2%	-500	bps	2.9%	6.3%	-340	bps

Fourth Quarter Summary Comments - Workplace Furnishings
•Workplace Furnishings net sales decreased 18.6 percent from the prior-year quarter to $365.9 million.
•Workplace Furnishings GAAP operating profit margin decreased 690 basis points versus the prior-year period. On a non-GAAP basis, segment operating margin decreased 500 basis points driven by lower volume and unfavorable mix, partially offset by net productivity.
•The Workplace Furnishings segment recorded net charges of $6.2 million in the current year quarter related to the impairment of goodwill and other assets; as well as $1.8 million of one-time costs from exiting workplace furnishings showrooms, driven by conditions related to the COVID-19 pandemic.

Full Year Summary Comments - Workplace Furnishings
•Workplace Furnishings net sales decreased 19.5 percent from the prior year to $1.366 billion.
•Workplace Furnishings GAAP operating profit margin decreased 650 basis points. On a non-GAAP basis, segment operating margin decreased 340 basis points year-over-year, driven by lower volume, partially offset by net productivity, and lower core SG&A spend.
•The Workplace Furnishings segment recorded net charges of $38.8 million during the current year related to impairments of goodwill, intangibles, and other assets, as well as $5.2 million of one-time costs as a result of the COVID-19 pandemic.

Residential Building Products – Financial Performance
(Dollars in millions)
	Three Months Ended				Twelve Months Ended
	January 2, 2021	December 28, 2019	Change		January 2, 2021	December 28, 2019	Change
GAAP
Net Sales	$196.3	$166.7	17.8%		$589.7	$549.8	7.3%
Operating Profit	$44.1	$39.6	11.4%		$109.3	$94.3	15.9%
Operating Profit %	22.5%	23.8%	-130	bps	18.5%	17.2%	130	bps

Non-GAAP
Operating Profit	$44.1	$39.6	11.4%		$109.3	$94.3	15.9%
Operating Profit %	22.5%	23.8%	-130	bps	18.5%	17.2%	130	bps

Fourth Quarter Summary Comments - Residential Building Products
•Residential Building Products net sales increased 17.8 percent from the prior-year quarter to $196.3 million. On an organic basis, sales increased 15.9 percent year-over-year. The impact of building products distributors acquired in 2020 increased sales $3.0 million compared to prior-year quarter.
•Residential Building Products operating profit margin decreased 130 basis points, driven by increased investment spending and higher variable compensation, partially offset by strong volume growth.

Full Year Summary Comments - Residential Building Products
•Residential Building Products net sales increased 7.3 percent from the prior year to $589.7 million. On an organic basis, sales increased 5.6 percent year-over-year. The impact of building product distributors acquired in 2020 increased sales $9.4 million compared to prior year.
•Residential Building Products operating profit margin expanded 130 basis points, driven by higher volume and favorable price-cost, partially offset by higher variable compensation.

Concluding Remarks
“In 2020, our members adapted, stayed agile, and kept HNI strong in the face of challenging conditions. I am extremely proud of and grateful for the efforts of all HNI members. I have no doubt we are a stronger company because of what we experienced and how we performed this past year.

As we look toward 2021, we see strengthening growth and momentum in our Residential Building Products segment. Activity in both new construction and remodeling are rising and continue to be supported by demographics, deurbanization, nesting trends, and low housing inventories.

In Workplace Furnishings, we are optimistic our environments will improve as we progress through the year and continue to see some signs of initial recovery. The vaccine roll-out, associated return-to-the-office programs, and our ability to capture work-from-home demand support revenue and profit growth as we move through 2021. However, the precise timing and rate of improvement remain uncertain.

In the first quarter of 2021, we expect the conditions we experienced last quarter to generally continue,” Mr. Lorenger concluded.

First Quarter Outlook
•Residential Building Products revenue: Cyclical strength, secular support, company-specific initiatives, and a strong competitive position will continue to drive revenue growth in this segment. Recent trends point to first quarter year-over-year total segment revenue growth rates in the mid-20 percent range.
•Workplace Furnishings revenue: Pandemic-related uncertainty remains and limits the Corporation’s visibility. However, recent order trends point to continued moderation in year-over-year revenue declines driven by small to mid-sized customers and public sector activity. Assuming recent trends continue, first quarter segment revenue, including acquisition impacts, would decline at a year-over-year rate in the high-single digits to low-teens.
•Profitability drivers: The Corporation expects lower first quarter profit margins compared to the prior year due to reduced Workplace Furnishings volume, rising input costs, and higher investment levels. However, first quarter earnings are expected to be positive and will benefit from continued year-over-year improvement in Residential Building Products volume, net productivity benefits, and SG&A cost management.
•Balance sheet and cash flow: The Corporation expects to maintain a strong balance sheet throughout 2021 with leverage ratios in-line with those seen in recent quarters. Low leverage and continued free cash flow generation will provide ample capacity for continued investment, dividend payments, and opportunistic M&A and share buyback activity.

Conference Call
HNI Corporation will host a conference call on Monday, March 1, 2021 at 10:00 a.m. (Central) to discuss fourth quarter and fiscal year 2020 results. To participate, call 1-833-522-0258 – conference ID number 5995465. A live webcast of the call will be available on HNI Corporation’s website at http://www.hnicorp.com (under Investors – News Releases & Events). A replay of the webcast will be made available at this website address. An audio replay of the call will be available until Monday, March 8, 2021, 10:59 p.m. (Central) by dialing 1-800-585-8367 or 1-416-621-4642 – Conference ID number 5995465.

About HNI Corporation
HNI Corporation (NYSE: HNI) is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation’s leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation’s website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP), including statements regarding the expected effects on our business, financial condition and results of operations from the COVID-19 pandemic. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation’s actual future results and performance to differ materially from expected results. These risks include but are not limited to: the duration and scope of the COVID-19 pandemic, and its effect on people and the economy; the levels of office furniture needs and housing starts; overall demand for the Corporation’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation’s customers; the Corporation’s reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation’s financing activities; an inability to protect the Corporation’s intellectual property; impacts of tax legislation; and force majeure events outside the Corporation’s control. A description of these risks and additional risks can be found in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Net sales	$562,139	$616,079	$1,955,363	$2,246,947
Cost of sales	353,489	382,192	1,234,243	1,413,185
Gross profit	208,650	233,887	721,120	833,762
Selling and administrative expenses	170,994	168,969	620,927	680,049
Restructuring and impairment charges	6,157	1,157	38,818	2,371
Operating income	31,499	63,761	61,375	151,342
Interest expense, net	1,719	1,833	6,990	8,628
Income before income taxes	29,780	61,928	54,385	142,714
Income taxes	7,207	14,333	12,466	32,211
Net income	22,573	47,595	41,919	110,503
Less: Net income (loss) attributable to the non-controlling interest	5	0	2	(2)
Net income attributable to HNI Corporation	$22,568	$47,595	$41,917	$110,505

Average number of common shares outstanding – basic	42,797	42,755	42,689	43,101
Net income attributable to HNI Corporation per common share – basic	$0.53	$1.11	$0.98	$2.56

Average number of common shares outstanding – diluted	43,220	43,137	42,956	43,495
Net income attributable to HNI Corporation per common share – diluted	$0.52	$1.10	$0.98	$2.54

Foreign currency translation adjustments	$1,474	$468	$1,841	$61
Change in unrealized gains (losses) on marketable securities, net of tax	(4)	(1)	265	251
Change in pension and post-retirement liability, net of tax	(920)	(1,648)	(920)	(2,833)
Change in derivative financial instruments, net of tax	126	159	(2,266)	(1,953)
Other comprehensive income (loss), net of tax	676	(1,022)	(1,080)	(4,474)
Comprehensive income	23,249	46,573	40,839	106,029
Less: Comprehensive income (loss) attributable to non-controlling interest	5	0	2	(2)
Comprehensive income attributable to HNI Corporation	$23,244	$46,573	$40,837	$106,031

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	January 2, 2021	December 28, 2019
Assets
Current Assets:
Cash and cash equivalents	$116,120	$52,073
Short-term investments	1,687	1,096
Receivables	207,971	278,124
Allowance for doubtful accounts	(5,514)	(3,559)
Inventories	137,811	163,465
Prepaid expenses and other current assets	37,660	37,635
Total Current Assets	495,735	528,834
Property, Plant, and Equipment:
Land and land improvements	29,691	29,394
Buildings	293,708	295,517
Machinery and equipment	578,643	581,225
Construction in progress	17,750	20,881
	919,792	927,017
Less accumulated depreciation	553,835	545,510
Net Property, Plant, and Equipment	365,957	381,507
Right-of-use Finance Leases	6,095	2,129
Right-of-use Operating Leases	70,219	72,883
Goodwill and Other Intangible Assets	458,896	445,709
Deferred Income Taxes	607	176
Other Assets	20,523	21,274
Total Assets	$1,418,032	$1,452,512

Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$413,638	$453,202
Current maturities of long-term debt	841	790
Current maturities of other long-term obligations	2,990	1,931
Current lease obligations - Finance	1,589	563
Current lease obligations - Operating	19,970	22,219
Total Current Liabilities	439,028	478,705
Long-Term Debt	174,524	174,439
Long-Term Lease Obligations - Finance	4,516	1,581
Long-Term Lease Obligations - Operating	53,249	58,233
Other Long-Term Liabilities	81,264	67,990
Deferred Income Taxes	74,706	87,196
Equity:
HNI Corporation shareholders' equity	590,419	584,044
Non-controlling interest	326	324
Total Equity	590,745	584,368
Total Liabilities and Equity	$1,418,032	$1,452,512

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

(Unaudited)

	Twelve Months Ended
	January 2, 2021	December 28, 2019
Net Cash Flows From (To) Operating Activities:
Net income	$41,919	$110,503
Non-cash items included in net income:
Depreciation and amortization	77,683	77,427
Other post-retirement and post-employment benefits	1,472	1,475
Stock-based compensation	7,827	6,830
Reduction in carrying amount of right-of-use assets	22,997	22,936
Deferred income taxes	(12,005)	6,750
Impairment of goodwill and intangible assets	39,580	—
Other – net	3,064	5,607
Net increase (decrease) in operating assets and liabilities, net of divestitures	24,204	(3,280)
Increase (decrease) in other liabilities	7,728	(8,868)
Net cash flows from (to) operating activities	214,469	219,380

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(32,296)	(60,826)
Acquisition spending, net of cash acquired	(58,258)	—
Capitalized software	(9,506)	(6,059)
Purchase of investments	(4,222)	(6,702)
Sales or maturities of investments	3,611	4,845
Other – net	299	5,847
Net cash flows from (to) investing activities	(100,372)	(62,895)

Net Cash Flows From (To) Financing Activities:
Payments of long-term debt	(83,179)	(215,934)
Proceeds from long-term debt	83,309	141,035
Dividends paid	(52,096)	(52,232)
Purchase of HNI Corporation common stock	(6,764)	(83,887)
Proceeds from sales of HNI Corporation common stock	8,064	30,473
Other – net	616	(686)
Net cash flows from (to) financing activities	(50,050)	(181,231)

Net increase (decrease) in cash and cash equivalents	64,047	(24,746)
Cash and cash equivalents at beginning of period	52,073	76,819
Cash and cash equivalents at end of period	$116,120	$52,073

HNI Corporation and Subsidiaries
Reportable Segment Data
(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Net Sales:
Workplace Furnishings	$365,883	$449,408	$1,365,711	$1,697,186
Residential Building Products	196,256	166,671	589,652	549,761
Total	$562,139	$616,079	$1,955,363	$2,246,947

Income (Loss) Before Income Taxes:
Workplace Furnishings	$3,646	$35,714	$(4,972)	$103,894
Residential Building Products	44,090	39,586	109,321	94,329
General corporate	(16,237)	(11,539)	(42,974)	(46,881)
Operating Income	$31,499	$63,761	$61,375	$151,342
Interest expense, net	1,719	1,833	6,990	8,628
Total	$29,780	$61,928	$54,385	$142,714

Depreciation and Amortization Expense:
Workplace Furnishings	$11,436	$11,348	$44,615	$44,887
Residential Building Products	2,411	2,363	9,386	8,884
General corporate	5,918	5,880	23,682	23,656
Total	$19,765	$19,591	$77,683	$77,427

Capital Expenditures (including capitalized software):
Workplace Furnishings	$5,848	$11,947	$24,188	$41,137
Residential Building Products	2,339	1,446	8,213	12,225
General corporate	1,614	3,301	9,401	13,523
Total	$9,801	$16,694	$41,802	$66,885

			As of January 2, 2021	As of December 28, 2019
Identifiable Assets:
Workplace Furnishings			$762,780	$874,913
Residential Building Products			381,550	364,653
General corporate			273,702	212,946
Total			$1,418,032	$1,452,512

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures within this earnings release: organic sales, gross profit, operating income, operating profit, income taxes, net income, and net income per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the impacts of the selected items as summarized in the tables below. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments.

The sales adjustments to arrive at our non-GAAP organic sales information included in this earnings release excludes the impact of acquiring building products distributors. The transactions excluded for purposes of our other non-GAAP financial information included in this earnings release for all periods presented include restructuring charges, impairment charges, COVID-19 costs, and/or transition costs. Impairment and COVID-19 costs incurred in the current year periods presented are primarily comprised of goodwill and intangible asset impairments and one-time charges related to the COVID-19 pandemic. Restructuring charges incurred in the prior year periods presented are primarily comprised of severance costs related to a structural realignment in the workplace furnishings segment. Transition costs incurred in connection with this realignment include member relocation costs.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	January 2, 2021			December 28, 2019
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Sales as reported (GAAP)	$365.9	$196.3	$562.1	$449.4	$166.7	$616.1
% change from PY	(18.6%)	17.8%	(8.8%)

Less: Acquisitions	—	(3.0)	(3.0)	—	—	—

Organic Sales (non-GAAP)	$365.9	$193.2	$559.1	$449.4	$166.7	$616.1
% change from PY	(18.6%)	15.9%	(9.2%)

HNI Corporation Reconciliation
(Dollars in millions)
	Twelve Months Ended
	January 2, 2021			December 28, 2019
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Sales as reported (GAAP)	$1,365.7	$589.7	$1,955.4	$1,697.2	$549.8	$2,246.9
% change from PY	(19.5%)	7.3%	(13.0%)

Less: Acquisitions	—	(9.4)	(9.4)	—	—	—

Organic Sales (non-GAAP)	$1,365.7	$580.3	$1,946.0	$1,697.2	$549.8	$2,246.9
% change from PY	(19.5%)	5.6%	(13.4%)

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	January 2, 2021
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$208.6	$31.5	$7.2	$22.6	$0.52
% of net sales	37.1%	5.6%		4.0%
Tax %			24.2%

Impairment charges	—	6.2	1.6	4.6	0.11
COVID-19 costs	—	1.8	0.4	1.4	0.03

Results (non-GAAP)	$208.6	$39.5	$9.3	$28.5	$0.66
% of net sales	37.1%	7.0%		5.1%
Tax %			24.5%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	December 28, 2019
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$233.9	$63.8	$14.3	$47.6	$1.10
% of net sales	38.0%	10.3%		7.7%
Tax %			23.1%

Restructuring charges	—	1.2	0.3	0.9	0.02

Results (non-GAAP)	$233.9	$64.9	$14.6	$48.5	$1.12
% of net sales	38.0%	10.5%		7.9%
Tax %			23.1%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Twelve Months Ended
	January 2, 2021
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$721.1	$61.4	$12.5	$41.9	$0.98
% of net sales	36.9%	3.1%		2.1%
Tax %			22.9%

Impairment charges	—	38.8	8.9	29.9	0.70
COVID-19 costs	—	6.8	1.6	5.3	0.12

Results (non-GAAP)	$721.1	$107.0	$22.9	$77.1	$1.79
% of net sales	36.9%	5.5%		3.9%
Tax %			22.9%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Twelve Months Ended
	December 28, 2019
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$833.8	$151.3	$32.2	$110.5	$2.54
% of net sales	37.1%	6.7%		4.9%
Tax %			22.6%

Restructuring charges	—	2.4	0.5	1.8	0.04
Transition costs	—	0.2	0.0	0.2	0.00

Results (non-GAAP)	$833.8	$153.9	$32.8	$112.5	$2.59
% of net sales	37.1%	6.8%		5.0%
Tax %			22.6%

Workplace Furnishings Reconciliation
(Dollars in millions)
	Three Months Ended			Twelve Months Ended
	January 2, 2021	December 28, 2019	Percent Change	January 2, 2021	December 28, 2019	Percent Change
Operating profit as reported (GAAP)	$3.6	$35.7	(89.8%)	($5.0)	$103.9	(104.8%)
% of net sales	1.0%	7.9%		(0.4%)	6.1%

Restructuring charges	—	1.2		—	2.4
Impairment charges	6.2	—		38.8	—
COVID-19 costs	1.8	—		5.2	—
Transition costs	—	—		—	0.2

Operating profit (non-GAAP)	$11.6	$36.9	(68.4%)	$39.1	$106.5	(63.3%)
% of net sales	3.2%	8.2%		2.9%	6.3%